UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2021

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32404	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1960 S. 4250 West, Salt Lake City, UT 84104

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001	PTE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 22, 2021, PolarityTE, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with the purchaser named therein (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser, in a previously disclosed registered direct offering (the “Offering”), common warrants to purchase up to 8,016,033 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $0.125 per warrant (the “Warrants”), in exchange for the agreement of the Purchaser to exercise in full its existing common warrants to purchase up to 10,688,043 shares of Common Stock at an exercise price of $0.624 per share (the “Existing Warrants”).

Each Warrant is exercisable for one share of Common Stock at an exercise price of $1.20 per share. The Warrants are immediately exercisable and will expire five years from the date of issuance. A holder (together with its affiliates) may not exercise any portion of the Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to the Company.

The Existing Warrants were exercise on January 22, 2021, and closing of the Offering occurred on January 25, 2021. The Company received gross proceeds of approximately $7.67 million from the exercise of the Existing Warrants and gross proceeds of approximately $1.0 million from the sale of the Warrants, before deducting placement agent fees and related offering expenses.

As previously disclosed, the Company engaged H.C. Wainwright & Co., LLC as placement agent (the “Placement Agent”) in connection with the Offering pursuant to a letter agreement, dated November 6, 2020, as amended on December 16, 2020 and modified on January 21, 2021. Under that agreement, the Company agreed to pay the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in the Offering and a cash fee upon exercise of the Warrants equal to 7% of the aggregate exercise price of the Warrants if and when exercised by the holder. The Company also issued to designees of the Placement Agent warrants to purchase up to 6.0% of the aggregate number of Warrants sold in the Offering (or warrants to purchase up to 480,962 shares of Common Stock) (the “Placement Agent Warrants”). The Placement Agent Warrants have substantially the same terms as the Warrants, except that the Placement Agent Warrants have a term of five-years from the commencement of the sales of the Warrants.

The foregoing descriptions of the Agreement, the Warrants, and the Placement Agent Warrants are not complete and are qualified in their entirety by reference to the forms of such documents, copies of which are filed as Exhibits 10.1, 4.1, and 4.2 to this report, respectively, and are incorporated by reference herein.

The Warrants and the Placement Agent Warrants were offered pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), dated January 22, 2021, and an accompanying prospectus dated February 22, 2019, pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333-229584) that has been filed with and declared effective by the Commission. A copy of the opinion of King & Spalding LLP relating to the legality of the issuance and sale of the securities offered under the Agreement and the Placement Agent Warrants is attached as Exhibit 5.1 to this report.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant
4.2	Form of Placement Agent Common Stock Purchase Warrant
5.1	Opinion of King & Spalding LLP
10.1	Form of Letter Agreement
23.1	Consent of King & Spalding LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: January 26, 2021	/s/ Jacob Patterson
Jacob Patterson
Interim Chief Financial Officer